EXHIBIT 4.5

PP-1                                              Aggregate Liquidation
                                               Preference: $206,186,000

      Certificate Evidencing Partnership Preferred Securities

                                   of

                           UDS FUNDING I, L.P.

                  8.32% Partnership Preferred Securities
  (liquidation preference $25 per Partnership Preferred Security)

     UDS FUNDING I, L.P., a limited partnership formed under the laws of the State of Delaware (the "Partnership"), hereby certifies that The Bank of New York, a property trustee pursuant to the Amended and Re-stated Declaration of Trust of UDS Capital I, dated as of June 25, 1997 (the "Holder") is the registered owner of 8,247,440 preferred securities of the Partnership representing limited partner interests in the Partnership designated the 8.32% Partnership Preferred Securities (liq-uidation preference $25 per Partnership Preferred Security) (the "Part-nership Preferred Securities"). The Partnership Preferred Securities are freely transferable on the books and records of the Partnership, in person or by a duly authorized attorney, upon surrender of this certifi-cate duly endorsed and in proper form for transfer. The designation, rights, powers, privileges, restrictions, preferences and other terms and provisions of the Partnership Preferred Securities represented hereby are set forth in, issued under and shall in all respects be subject to the provisions of the Amended and Restated Agreement of Limited Partnership dated as of June 25, 1997, as the same may be amended from time to time (the "Partnership Agreement"). Capitalized terms used herein but not defined shall have the meaning given them in the Partnership Agreement. The Holder is entitled to the benefits of the Partnership Guarantee to the extent provided therein. The Partnership will provide a copy of the Partnership Agreement and the Partnership Guarantee to a Holder without charge upon written request to the Partnership at its principal place of business.

     Upon receipt of this certificate, the Holder is admitted to the Partnership as a Limited Partner, is bound by the Partnership Agreement and is entitled to the benefits thereunder. Each Holder of a Partnership Preferred Security, by acceptance of this Certificate and each Certificate owner, by acquisition of a beneficial interest in a Certificate, agrees to treat the Debentures, and any other Affiliate Investment Instruments that are treated as debt instruments by the relevant Investment Affiliate and by the Partnership, as indebtedness for United States federal income tax purposes.

     IN WITNESS WHEREOF, the Partnership has executed this certificate this 25th day of June, 1997.

                                           UDS FUNDING I, L.P.

                                           By: ULTRAMAR DIAMOND SHAMROCK
                                               CORPORATION,
                                               as General Partner



                                             By:     /s/ STEVE BLANK
                                             Name:   Steve Blank
                                             Title:  Vice President and
                                                     Treasurer


                    (See reverse for additional terms)
                          [REVERSE OF SECURITY]

     Distributions payable on each Partnership Preferred Security will be fixed at a rate per annum of 8.32% of the stated liquidation preference of $25 per Partnership Preferred Security. Distributions not paid on the scheduled payment date will accumulate and compound quar-terly (to the extent permitted by applicable law) at the rate of 8.32% per annum. The term "Distributions" as used herein shall mean ordinary cumulative distributions in respect of each Fiscal Period together with any such Compounded Distributions. Distributions on the Partnership Preferred Securities will only be made to the extent that the Part-nership has funds legally available for the payment of such distribu-tions. Amounts available to the Partnership for Distribution to the holders of the Partnership Preferred Securities will be limited to pay-ments received by the Partnership from the Company and certain wholly owned subsidiaries on the Initial Debentures and Affiliate Investment Instruments or from the Company on the Partnership Guarantee or on the Eligible Debt Securities. Distributions on the Partnership Preferred Securities will be paid only if, as and when declared in the sole discretion of the Company, as the General Partner of the Partnership. The amount of Distributions payable for any period will be computed for any full quarterly Distribution period on the basis of a 360-day year of twelve 30-day months, and for any period shorter than a full quarterly Distribution period on the basis of the actual number of days elapsed in a 90-day quarter.

     Except as otherwise described herein, Distributions on the Partnership Preferred Securities will be cumulative, will accumulate from the date of initial issuance and will be payable quarterly in arrears, on March 31, June 30, September 30 and December 31 of each year, commencing on June 30, 1997, if, as and when declared by the General Partner in its sole discretion. If the Trust Preferred Securi-ties (or, if the Trust is liquidated, the Partnership Preferred Securi-ties) are in book-entry-only form, Distributions will be payable to the Holders of record of Partnership Preferred Securities as they appear on the books and records of the Partnership on the relevant record dates, which will be one Business Day prior to the relevant payment dates. If the Trust or the Property Trustee is the Holder of the Partnership Pre-ferred Securities, all Distributions of cash shall be made by wire transfer of same day funds to such Holder by 10:00 a.m., New York City time, on the applicable Distribution Payment Date. Distributions pay-able on any Partnership Preferred Securities that are not punctually paid on any Distribution Payment Date will cease to be payable to the Person in whose name such Partnership Preferred Securities are regis-tered on the relevant record date, and such Distribution will instead be payable to the Person in whose name such Partnership Preferred Securi-ties are registered on the special record date or other specified date for payment of such defaulted or accumulated Distribution. If the Trust Preferred Securities (or, if the Trust is liquidated, the Partnership Preferred Securities) are not in book-entry-only form, the relevant record dates shall be the 15th day of the month of the relevant payment dates. In the event that any date on which Distributions are payable is not a Business Day, payment of such Distribution shall be made on the next succeeding day which is a Business Day (without any interest or other payment in respect of any such delay) except that, if such Busi-ness Day falls in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

     The Partnership Preferred Securities shall be redeemable as provided in the Partnership Agreement.

                               ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Partnership Preferred Security Certificate to:


  (Insert assignee's social security or tax identification number)





              (Insert address and zip code of assignee)


and irrevocably appoints

                                                          agent to
transfer this Partnership Preferred Security Certificate on the books of the Partnership. The agent may substitute another to act for him or her.


Date:

Signature:
(Sign exactly as your name appears on the other side of this Partnership Preferred Security Certificate)